Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

TIC Solutions, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	(1)	Other	20,833,333	$13.67	$284,791,662.00	0.0001381	$39,329.73

Total Offering Amounts:							$284,791,662.00		39,329.73
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$39,329.73

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant's common stock quoted on the New York Stock Exchange on October 7, 2025.